Exhibit 99.2

5.11 Acquisition Corp.

Consolidated Financial Statements as of
and for the Six Months Ended June 30, 2016 and 2015

5.11 ACQUISITION CORP.
Table of Contents

Page Number
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
Balance Sheet	3
Statement of Operations and Comprehensive Income	4
Statement of Convertible Preferred Stock and Stockholders' Deficit	5
Statement of Cash Flows	6
Notes to Consolidated Financial Statements	7

5.11 ACQUISITION CORP
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2016 and December 31, 2015
(in thousands, except share and per share information)

	June 30, 2016	December 31, 2015
ASSETS	(unaudited)
CURRENT ASSETS
Cash	$12,345	$9,094
Accounts receivable, less allowance of $1,897 and $1,743	37,544	42,664
Inventories	118,530	119,011
Deferred taxes	4,775	3,070
Prepaid expenses and other current assets	3,379	5,057
Total current assets	176,573	178,896
PROPERTY AND EQUIPMENT - Net	14,601	14,542
GOODWILL	50,788	50,788
INTANGIBLE ASSETS - Net	89,491	93,961
DEFERRED TAXES	11,964	11,964
OTHER ASSETS	417	421
TOTAL ASSETS	343,834	350,572
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts Payable	9,049	6,719
Accrued Liabilities	26,951	31,392
Deferred revenue and customer deposits	701	836
Income tax payable	—	515
Derivative liability	4,000	4,000
Line of credit	—	2,000
Current portion of capital lease obligations	461	482
Current portion of long-term debt	2,107	2,077
Total current liabilities	43,269	48,021
LONG-TERM LIABILITIES
Long-term debt, less current portion	128,711	129,887
Long-term capital lease obligations, less current portion	112	331
Other liabilities	1,125	813
Total liabilities	173,217	179,052
Commitments and contingencies
CONVERTIBLE PREFERRED STOCK - $0.01 par value; 21,000,000 shares designated as Series A authorized and 20,183,608 shares designated as Series A issued and outstanding as of June 30, 2016 and December 31, 2015 (aggregate liquidation preference value of $201,836)	198,357	198,357
CONVERTIBLE PREFERRED STOCK - $0.01 par value, 200,000 shares designated as Series B authorized and no shares designated as Series B issued and outstanding as of June 30, 2016 and December 31, 2015	—	$—
Preferred stock, $.01 par value, 200,000 shares designated as Series B authorized and 112,108 shares designated as Series B issued and outstanding as of June 30, 2016 and December 31, 2015 (aggregate liquidation preference value of $1,121	1,121	1,121
STOCKHOLDERS' DEFICIT
Common stock, $.01 par value, 30,000,000 shares authorized, 1,854,114 issued and outstanding as of June 30, 2016 and 1,849,114 shares issued and outstanding as of December 31, 2015	18	18
Additional paid-in capital	5,217	4,387
Accumulated Deficit	(27,939)	(26,206)
Common stock held in treasury, at cost, 717,505 shares	(6,157)	(6,157)
Total stockholders' deficit	(28,861)	(27,958)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT	$343,834	$350,572

The accompanying notes are an integral part of these condensed consolidated statements.

5.11 ACQUISITION CORP.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED June 30, 2016 and 2015
(in thousands)

(unaudited)

	Six Months Ended June 30,
	2016	2015

NET SALES	$138,011	$128,236

COST OF SALES	77,121	74,466

GROSS PROFIT	60,890	53,770

OPERATING EXPENSES:
Selling, general and administrative	51,355	45,761
Depreciation and amortization	7,342	7,034

Total operating expenses	58,697	52,795

INCOME FROM OPERATIONS	2,193	975

INTEREST EXPENSE - net	(4,642)	(4,792)

OTHER EXPENSES - net	(121)	(348)

LOSS BEFORE INCOME TAX BENEFIT	(2,570)	(4,165)

INCOME TAX BENEFIT	(837)	(1,953)

NET LOSS AND COMPREHENSIVE LOSS	$(1,733)	$(2,212)

The accompanying notes are an integral part of these condensed consolidated statements.

5.11 ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER'S DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(In thousands, except share information)
(unaudited)

	Convertible		Convertible				Stockholders' Deficit
	Preferred Stock		Preferred Stock						Treasury		Additional		Total
	Series A		Series A		Preferred Stock		Common Stock		Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE - January 1, 2016	20,183,608	$198,357	—	$—	112,108	$1,121	1,849,114	$18	(717,505)	$(6,157)	$4,387	$(26,206)	$(27,958)

Exercise of stock options	—	—	—	—	—	—	5,000	—	—	—	19	—	19
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	811	—	811
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,733)	(1,733)

BALANCE - June 30, 2016	20,183,608	$198,357	—	$—	112,108	$1,121	1,854,114	$18	(717,505)	$(6,157)	$5,217	$(27,939)	$(28,861)

The accompanying notes are an integral part of these condensed consolidated statements.

5.11 ACQUISITION CORP.
CONSOLDIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2016 and 2015
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,733)	$(2,212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	7,483	7,210
Provision for bad debt expense	199	385
Stock-based compensation	811	779
Amortization of debt issuance costs	350	331
Loss on disposal of fixed assets	97	83
Deferred income taxes	—	(2,027)
Net changes in operating assets and liabilities
Accounts receivable	4,921	2,266
Inventories	481	199
Prepaid expenses and other current and long-term assets	286	(235)
Accounts payable	2,331	192
Accrued liabilities	(4,441)	6,312
Other liabilities	312	(102)
Deferred revenue	194	134
Income taxes payable	(825)	96
Customer deposits	(329)	5,438
Net cash provided by operating activities	10,137	18,849
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,169)	(2,306)
Net cash used in investing activities	(3,169)	(2,306)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	5,000	—
Payments of line of credit	(7,000)	(8,300)
Payments on capital lease obligations	(239)	(259)
Repayments of long-term debt	(1,031)	(1,056)
Payments of debt issuance costs	(466)	—
Stock repurchases	—	(1,735)
Proceeds from stock option exercises	19	1,045
Net cash used in financing activities	(3,717)	(10,305)

NET INCREASE IN CASH	3,251	6,238
CASH - Beginning of period	9,094	6,675
CASH - End of period	$12,345	$12,913

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$223	$61
Cash paid for interest	$4,310	$4,406
SUPPLEMENTAL DISCLSOURES OF NONCASH INVESTING AND FINANCING INFORMATION
Assets acquired under capital leases	$—	$37

The accompanying notes are an integral part of these condensed consolidated statements.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

5.11 Acquisition Corp. (the “Company”) was incorporated on December 6, 2007, in the state of Delaware. On December 10, 2007, the Company acquired all outstanding common shares of 5.11, Inc. and its wholly owned subsidiary, Alpha One, Ltd., in a transaction whereby TA Associates and affiliates (“TA Associates”) became the majority owner of the common stock and Series A convertible preferred stock of the Company. The Company formed 5.11 TA, Inc., which is the 100% owner of 5.11, Inc. and its wholly owned subsidiary, AlphaOne, Ltd., in Hong Kong. The Company and 5.11, Inc. share the same interest, 34% and 66%, respectively, in two entities, 5.11 International Cooperatief U.A. (“5.11 International”) located in the Netherlands and 5.11 Tactical de Mexico, S. de R.L. de C.V. located in Mexico.
The Company is a leading provider of purpose-built, performance tactical products serving first responders, including law enforcement, fire, emergency medical services (EMS), corrections, and search and rescue (collectively, “First Responders”). Other purchasers of the Company’s products include industrial distributors, U.S. military exchanges, retailers, and general consumers who seek products worn by the most demanding First Responders. The Company sells these products primarily under the brands 5.11 Tactical® and 5.11 Tactical Series® to end users, dealers, retailers, and distributors throughout the world.
2.    SIGNIFICANT ACCOUNTING POLICIES

Presentation and Principles of Consolidation - The consolidated financial statements for the six months ended June 30, 2016 and 2015 are unaudited, and in the opinion of management, contain all adjustments necessary for a fair presentation of the consolidated financial statements. Such adjustments consist solely of normal recurring items. Interim results are not necessarily indicative of results for a full year or any subsequent interim period. The consolidated financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and do not contain certain information included in the annual consolidated financial statements. These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and accompanying notes for the year ended December 31, 2015 included in this filing. The accompanying consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All intercompany transactions and account balances have been eliminated in consolidation.
Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Examples of such estimates include uncollectible accounts receivable, inventory valuation, sales returns, tax contingencies, estimates on the valuation of share-based awards, and recoverability of long-lived assets. Actual results may materially differ from these estimates. On an ongoing basis, the Company reviews its estimates to ensure that these estimates appropriately reflect changes in its business or as new information becomes available.
Concentrations of Credit Risk - The Company sells its products to approved customers on an open account basis, subject to established credit limits, cash in advance, or cash on delivery terms, and generally does not require collateral. These receivables are geographically disbursed, primarily throughout the United States, as well as in Europe, Australia, Asia, Mexico, South America, and other foreign countries where formal purchasing, dealer, or distributor agreements exist. The Company is subject to credit risk on the majority of its receivables and default by these parties would result in losses up to the recorded amount of the underlying receivables.
Financial Instruments - The Company’s financial instruments include cash, accounts receivable, accounts payable, certain other accrued liabilities, and debt. The carrying amounts of cash, accounts receivable, accounts

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

payable, and other accrued liabilities approximate their fair values due to the short-term nature of those instruments. The carrying amount of the term loan, which is a variable-rate debt, approximates fair value because the interest rates are variable and reflective of market rates, including the Company’s credit rating. The carrying amount of the Company’s debt instruments, which consist of privately issued subordinated notes, approximates fair value because the interest rates are comparable to the rates that could be obtained by the Company in similar transactions.
Foreign Currency Translation - The U.S. dollar is the functional currency of the Company and its subsidiaries. Foreign currency transaction gains or losses are included in the accompanying consolidated statement of operations and comprehensive income; however, such amounts were not material.
Accounts Receivable and Allowances - The Company extends credit to customers in the normal course of business, subject to established credit limits, and sells its products through a distribution network of dealers and retailers and through direct sales to government agencies and via the Company website. Accounts receivable, net in the accompanying consolidated balance sheets consist of amounts due from customers, net of allowances for doubtful accounts, sales returns, sales discounts, and sales incentives. The allowance for doubtful accounts is determined by evaluating individual customer receivables, based on contractual terms, and reviewing the customer’s financial condition and credit history, along with current economic conditions. Bad debt expense is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.
The allowances for doubtful accounts, sales returns, and sales discounts are part of the allowances included in accounts receivable (see Note 3). The Company makes adjustments to the allowances if the evaluation of allowance requirements differs from the actual aggregate reserve in the period in which the facts that give rise to the revision become known.
Inventories - Inventories, which are predominantly finished goods, are valued at the lower of cost or market, with cost determined using the weighted-average method. The Company purchases products based on orders received and forecasted demand. The Company provides reserves for excess and slow-moving inventory on hand to reduce the carrying amount of slow-moving merchandise to its estimated net realizable value. The reserves are based upon several factors, including historical sales, current bookings, and estimated forecast for demand.
The majority of the Company’s products are produced by third parties outside the United States, with some domestic production. The majority of the inventories included in the June 30, 2016 and December 31, 2015, consolidated balance sheets were produced in factories located principally in Asia, India, and Latin America. Although management believes that it could identify and qualify alternative factories if needed, the loss of production contracts with or a decline in the overall production capacity of these factories could have a significant impact on the Company’s consolidated financial position, cash flows, or results of operations.
Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation and amortization, and are depreciated over the estimated useful lives, which generally range from three to eight years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, which are between 2 and 10 years. The straight-line method is used for depreciation and amortization. Significant improvements that substantially extend the useful lives of assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
Definite-Lived Intangible Assets - Definite-lived intangible assets, consisting of customer relationships, noncompetition agreements, patents, and supplier relationships, are amortized using the straight-line method over their estimated useful lives ranging from 5 to 13 years.
Impairment or Disposal of Long-Lived Assets - The Company evaluates long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is measured at the lower of its carrying amount or fair value. An impairment loss is recognized when the estimated undiscounted future cash flows expected to be

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

generated from the use of the asset are less than the carrying amount of the asset. The impairment loss, if any, is then calculated by comparing the carrying amount with its fair value, which is usually estimated using discounted cash flows expected to be generated from the use of the asset. No impairment loss was recorded for the year ended December 31, 2015.
Goodwill and Indefinite-Lived Assets - In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350-30-35, Intangibles-Goodwill and Other, goodwill is not amortized but is tested for potential impairment, at a minimum on an annual basis, or when indications of potential impairment exist. The Company performed its annual impairment test for goodwill and indefinite-lived assets as of December 31, 2015, utilizing income- and market-based approaches. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate other long-lived assets. No impairment loss was recorded for the year ended December 31, 2015.
Income Taxes - The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and income during carryback years. If the Company determines that it is more likely than not that deferred tax assets will not be realized in the future, it would adjust deferred tax assets to their net realizable amount through a valuation allowance.
The Company recognizes liabilities for uncertain tax positions based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to estimate and measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. The Company evaluates these uncertain tax positions on an annual basis. A change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.
Revenue Recognition - Revenue, net of sales returns and sales discounts, is recognized in accordance with ASC Topic 605, Revenue Recognition, upon transfer of ownership, including passage of title to the customer and transfer of risk of loss related to those goods. The Company records a reserve for anticipated returns through a reduction of sales and cost of sales in the period that the related sales are recorded. Sales returns are estimated based upon historical returns, current economic trends, changes in customer demands, and sell-through of products. In addition, from time to time, the Company offers sales programs that allow for specific returns. The Company records a reserve for anticipated returns related to these sales programs based on the terms of the sales programs as well as historical returns, current economic trends, changes in customer demands, and sell-through of products. Historically, the Company’s actual sales returns have not been materially different from management’s original estimates. The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the allowance for sales returns. The Company offers certain sales incentives, including purchase incentive credits, which are recorded as reductions to net sales, and free product, which is recorded as cost of sales. A liability for these sales incentives is recorded at the time the sale is made as either a reduction to revenues or a charge to cost of sales, as appropriate.
Cost of Sales - Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, inbound freight costs, import costs, outbound freight costs, sourcing costs, third-party royalties, as well as provisions for excess and slow-moving merchandise.
Advertising - Catalogs, point-of-purchase displays, sales samples, and promotional items are recorded within selling, general, and administrative expenses. All other advertising costs, including media buys, direct mail,

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

sponsorships, and cooperative advertising, are expensed at the time the advertising takes place or, in the case of sponsorships, as performance is received. Advertising expense is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive income and totaled $1.0 million and $1.2 million for the six months ended June 30, 2016 and 2015, respectively.
Shipping and Handling - Shipping and handling fees billed to customers are recorded in net sales. The costs associated with shipping goods to customers are included in costs of sales.
Stock-Based Compensation - The Company accounts for share-based compensation arrangements in accordance with ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and nonemployees based on estimated fair values. ASC Topic 718 further requires a reduction in share-based compensation expense by an estimated forfeiture rate. The forfeiture rate used by the Company is based on historical forfeiture trends. If actual forfeitures are not consistent with the Company’s estimates, the Company may be required to increase or decrease compensation expenses in future periods.
The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options at the date of grant. The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the Company’s expected stock price volatility, based on a group of comparable companies’ public stock performance, the expected dividend yield, the expected term of an option, and the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses historical employee exercise behavior, forfeitures, cancellations, and other factors to estimate the expected term. The Company uses an expected dividend yield of 0% as the Company does not historically pay dividends.
Changes in subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by an employee. Compensation expense is generally recognized on a straight-line basis over the vesting period for stock options.
Phantom stock units are a form of share-based awards that are indexed to the Company’s stock and are settled in cash at a liquidity event only. These are performance based and payable in cash from proceeds of a transaction, so no expense is recognized for these awards until the likelihood of a liquidation event becomes probable.
Fair Value Measurements - ASC Topic 820, Fair Value Measurements and Disclosures, applies to all financial assets and financial liabilities that are measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. ASC Topic 820 establishes a valuation hierarchy for disclosures of the inputs to valuations used to measure fair value.
This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest-level input that is significant to the fair value measurement.
The Company’s derivative liability is required to be measured at fair value in each reporting period. The fair value of the derivative liability was estimated using an option-pricing model that requires Level 3 inputs, which are highly subjective. The significant assumptions used in measuring the fair value of the derivative liability include the Company’s stock price, the conversion price of the preferred shares, and the expected volatility and term of the shares.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

Recent Accounting Pronouncements - On March 30, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new guidance also contains two practical expedients under which nonpublic entities can use the simplified method to estimate the expected term of an award and make a one-time election to switch from fair value measurement to intrinsic value measurement for liability-classified awards. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
On February 25, 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged and lessees will no longer be provided with a source of off-balance sheet financing. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This amendment eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendment is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the FASB’s revenue standard, ASU 2014-09, Revenue From Contracts with Customers, by one year for all entities and permits early adoption on a limited basis. The standard states that entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. ASU 2014-09 amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The Company is evaluating the impact of the amended revenue recognition guidance and the deferral of its adoption on its consolidated financial statements.
In July 2015, FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in-scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards. For all entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments for this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning December 15, 2016. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The Company opted to early adopt this ASU and has applied this amendment to its debt liability in its consolidated balance sheet as of December 31, 2015 and 2014. The adoption of this ASU did not have an impact on the Company’s consolidated financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern, which will require an entity’s management to assess, for each annual and interim period, whether there is substantial doubt about the entity’s ability to continue as a going concern within one year of the financial statement issuance date. The definition of substantial doubt within the new standard incorporates a likelihood threshold of “probable” similar to the use of that term under current accounting principles generally accepted in the United States of America for loss contingencies. Certain disclosures will be required if conditions give rise to substantial doubt. This guidance will be effective for the Company beginning with fiscal year 2017. Early adoption is permitted. The Company does not anticipate that this guidance will materially affect its consolidated financial statements and related disclosures.

3.	ACCOUNTS RECEIVABLE

Accounts receivable, net at June 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	June 30, 2016	December 30, 2015

Trade receivables	$39,441	$44,407
Allowance for doubtful accounts	(870)	(701)
Allowance for sales discounts	(127)	(171)
Allowance for sales returns	(900)	(871)

Accounts receivable - net	$37,544	$42,664

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

4.	INVENTORIES
Inventories at June 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	June 30, 2016	December 30, 2015

Finished goods	$101,066	$101,092
Goods in transit	17,464	17,919

Inventories	$118,530	$119,011

5.	PROPERTY AND EQUIPMENT

Property and equipment, net at June 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	June 30, 2016	December 30, 2015

Furniture and equipment	$15,742	$14,329
Computer equipment	8,851	8,653
Leasehold improvements	10,769	10,470
Construction in progress	2,672	1,513
Less accumulated depreciation	(23,433)	(20,423)

Property and equipment - net	$14,601	$14,542

The gross amount of furniture and equipment subject to capital leases was $2.2 million, less accumulated depreciation of $1.5 million, as of June 30, 2016. The gross amount of furniture and equipment subject to capital leases was $1.9 million, less accumulated depreciation of $1.2 million, as of December 31, 2015.

6.	GOODWILL AND INTANGIBLES

Intangible assets subject to amortization, by major class, consist of the following (in thousands):

	June 30, 2016				December 31, 2015
	Cost	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life in Years	Cost	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life in Years

Indefinite lived - trade name	$64,100	$—	$64,100		$64,100	$—	$64,100
Amortizing:
Customer relationships	103,290	77,899	25,391	3.4	103,290	73,429	29,861	3.9
Noncompetition agreements	4,120	4,120	—		4,120	4,120	—
Patents	4,400	4,400	—		4,400	4,400	—
Supplier relationships	3,000	3,000	—		3,000	3,000	—

	$178,910	$89,419	$89,491		$178,910	$84,949	$93,961

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

Amortization expense was approximately $4.5 million and $4.8 million for the six months ended June 30, 2016 and 2015, respectively.
The Company has goodwill of $50.8 million as of June 30, 2016 and December 31, 2015, respectively. There were no impairment charges for either of the six months ended June 30, 2016 and June 30, 2015.
At June 30, 2016, estimated aggregate future amortization expense relating to the Company’s intangible assets is as follows (in thousands):

July 1, 2016 - December 31, 2016	$3,760
2017	7,045
2018	6,572
2019	6,292
2020	1,722

$25,391

7.	ACCRUED LIABILITIES
Accrued liabilities at June 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	June 30, 2016	December 31, 2015

Accrued inventory	$17,133	$22,923
Accrued compensation and benefits	5,754	4,453
Other accrued liabilities (1)	4,064	4,016

	$26,951	$31,392

8.	FINANCING ARRANGEMENTS

On February 28, 2014, the Company refinanced on a long-term basis its subordinated note payable agreements, senior secured credit facility, and revolving line of credit (the “2014 Credit Agreement”). The Company entered into a credit agreement with a syndicate of lenders, with one lender acting as the lead agent. The 2014 Credit Agreement consists of a senior secured term loan facility of $120.0 million with a six-year maturity and a senior secured revolving credit facility of $20.0 million with a five-year maturity, with the right to increase such revolving loan facility up to $30.0 million in the aggregate. Borrowings under the credit facilities were used to finance a $14.7 million dividend distribution to common and preferred shareholders. At the election of the Company, the borrowings will bear interest at a rate determined by reference to the alternate base rate or the adjusted Eurodollar rate. The Company capitalized $3.5 million of debt issuance costs associated with this refinancing. These debt issuance costs are being amortized to interest expense using the effective interest method.
On June 17, 2014, the Company entered into an amendment to the 2014 Credit Agreement whereby the senior secured term loan facility of $120.0 million was increased by $20.0 million to $140.0 million and the lenders under the credit facility granted certain waivers and amended various financial covenants. The Company capitalized $0.4 million of debt issuance costs related to this amendment.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

As of June 30, 2016 and December 31, 2015, the Company had $132.9 million and $133.6 million in principal balance outstanding, less $2.9 million and $2.7 million in amortized loan issuance costs, for a net debt balance of $130.0 million and $130.9 million, respectively. Interest rates related to the term loan facility are London InterBank Offered Rate (LIBOR) plus 5.0% (6.0% at both June 30, 2016 and December 31, 2015).
The Company had outstanding letters of credit under its facilities as of both June 30, 2016 and December 31, 2015, totaling $1.3 million. The revolving line of credit was $0.0 million and $2.0 million at June 30, 2016 and December 31, 2015, respectively, resulting in unused borrowing capacity at June 30, 2016 and December 31, 2015, of $18.7 million and $16.7 million, respectively. Interest rates related to the revolving line of credit are the bank’s prime rate plus 1.50% (5.0% as of both June 30, 2016 and December 31, 2015) or LIBOR plus 2.5%. As of June 30, 2016 and December 31, 2015, there were no borrowings under the revolving line of credit subject to LIBOR plus 2.5%.
In August and September of 2014, the Company entered into equipment financing notes payable in the aggregate principal amount of $2.0 million. These notes payable are collateralized by the underlying equipment, have a three-year maturity, and bear interest at 8.55%. As of June 30, 2016 and December 31, 2015, there was $0.8 million and $1.1 million, respectively, outstanding under these notes payable.
The 2014 Credit Agreement, as amended, and the equipment financing notes payable agreements contain requirements relating to the maintenance of various financial ratios, restrictions on capital expenditures, payment of dividends, and additional indebtedness. The Company was in compliance with all such requirements as of both June 30, 2016 and December 31, 2015.
On April 27, 2016, the Company entered into an amendment to the 2014 Credit Agreement whereby the lenders under the credit facility amended certain of its financial covenants. The Company capitalized $0.5 million of debt issuance costs related to this amendment.
The Company’s long-term debt as of June 30, 2016 and December 31, 2015, consists of the following (in thousands):

	June 30, 2016	December 31, 2015

Term loan - net	$130,019	$130,834
Subordinated notes	799	1,130
Less current portion	(2,107)	(2,077)

Long-term debt - less current portion	$128,711	$129,887
Future principal payments on long-term debt pursuant to the 2015 Credit Agreement and the equipment financing notes payable as of June 30, 2016, consist of the following (in thousands):

July 1, 2016 - December 31, 2016	$2,077
2017	1,853
2018	1,400
2019	1,400
2020	127,950

$134,680

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

9.    STOCKHOLDERS' DEFICIT AND CONVERTIBLE PREFERRED STOCK

The total number of shares of capital stock that the Company has the authority to issue is 51,400,000, of which (a) 21,000,000 shares are Series A convertible preferred stock, par value $0.01 per share; (b) 200,000 shares are Series B convertible preferred stock, par value $0.01 per share; (c) 200,000 shares are Series B preferred stock, par value $0.01 per share; and (d) 30,000,000 shares are common stock, par value $0.01 per share.
On September 9, 2008, the Company’s board of directors (the “Board of Directors”) approved the adoption of the Company’s 2008 Stock Option and Grant Plan (the “Option Plan”). A total of 5,590,000 shares of common stock have been reserved for issuance under the Option Plan. At June 30, 2016 and December 31, 2015, there were 379,721 and 216,856 shares of common stock remaining for issuance under the Option Plan. Options are granted at prices that are above or equal to the fair market value on the date of grant and expire over a term not to exceed 10 years. Options generally vest ratably over a four-year period, unless otherwise determined by the Board of Directors. The Company issues new shares of common stock upon exercise of stock options, which totaled 5,000 and 166,458 shares during the six month periods ended June 30, 2016 and 2015, respectively.

The Company uses historical dividends to estimate the expected dividend yield. The expected volatility is based on a group of comparable companies’ public stock performance. The risk-free interest rate is based on the U.S. Treasury yield curve at the date of grant, with maturity dates approximately equal to the expected term of the options at the date of the grant. The expected life of the Company’s options is based on evaluations of historical employee exercise behavior, forfeitures, cancellations, and other factors. The valuation model applied in this calculation utilizes highly subjective assumptions that could potentially change over time. Changes in the subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by the employee holding the option.
As of June 30, 2016 and December 31, 2015, there were 1,136,609 shares and 1,131,609 shares, respectively, of common stock outstanding (net of treasury stock), 20,183,608 shares of Series A convertible preferred stock (“Series A Convertible Preferred Stock”) outstanding, no shares of Series B convertible preferred stock (“Series B Convertible Preferred Stock”) outstanding, 112,108 shares of Series B preferred stock outstanding (“Series B Preferred Stock”), and 26,502,111 shares of common stock reserved for issuances in connection with the conversion of preferred stock, the exercise of stock options, phantom stock, and any restricted stock awards. A single shareholder control group has majority voting rights among the voting shareholders of the Company.
Redemption Rights - In February 2014, in conjunction with the 2014 Credit Agreement, the Company amended its articles of incorporation (“Amended Articles of Incorporation”), whereby the Company removed all redemption rights from Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series B Preferred Stock.
Conversion Rights - Upon the election of a holder of Series A Convertible Preferred Stock, if approved by the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, each outstanding share of Series A Convertible Preferred Stock held by such holder would be converted into common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits.
Upon the election of the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, (a) all outstanding shares of Series A Convertible Preferred Stock would be converted into common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits, and (b) all outstanding shares of Series B Convertible Preferred Stock would be converted into (i) Series A Convertible Preferred Stock on a one-for-one

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits plus (ii) one share of Series B Preferred Stock for each converted share of Series B Convertible Preferred Stock; provided, however, that holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to cause the conversion of the Series B Convertible Preferred Stock without a concurrent conversion of the Series A Convertible Preferred Stock, but they may not elect to cause the conversion of the Series A Convertible Preferred Stock without a concurrent conversion of the Series B Convertible Preferred Stock.
If the shares of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are converted concurrently, then the shares of Series A Convertible Preferred Stock issued upon the conversion of the Series B Convertible Preferred Stock would be simultaneously converted into shares of common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or split.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock would automatically be converted as set forth above upon the closing of the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization pursuant to an effective registration statement under the Securities Act of 1933.
On June 10, 2014, in accordance with the Company’s Amended Articles of Incorporation, the holders of Series B Convertible Preferred Stock automatically converted it, on a one-for-one basis, into (a) one share of Series A Convertible Preferred Stock and (b) one share of Series B Preferred Stock.
Liquidation Preferences - In the event of a Liquidation Event, as defined in the Company’s Certificate of Incorporation, which may include a sale or merger of the Company to or with an outside party, the following events would occur: (a) first, each holder of outstanding shares of Series B Preferred Stock would be entitled to be paid in cash, before any amount were to be paid or distributed to the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or common stock, an amount per share equal to $10.00; and (b) second, each holder of Series A Convertible Preferred Stock and each holder of Series B Convertible Preferred Stock would be entitled to be paid in cash, before any amount would be paid or distributed to the holders of common stock, an amount per share equal to $10.00, plus any accrued or declared-but-unpaid dividends.
If the amounts available for distribution upon a Liquidation Event are not sufficient to pay the aggregate amount due, the holders of such shares entitled to receive a distribution would share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled. After the prior payment in full of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock amount in connection with a Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders, if any, would be distributed among the holders of shares of common stock then outstanding.
In the event the holders of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock would have received a greater distribution on an as-converted basis as a result of a Liquidation Event, such shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock would be entitled to receive the distribution they would have received had their shares been converted immediately prior to such Liquidation Event.
The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, and the Series B Preferred Stock were issued with an embedded liquidation payment rights feature that represents a derivative liability. At both June 30, 2016 and December 31, 2015, the Company determined the fair value of the derivative liability was $4.0 million, which is included in current liabilities in the accompanying consolidated financial statements. There was no change to the fair value of the derivative liability during either of the six month periods ended June 30, 2016 or June 30, 2015.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

The holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to treat a merger of the Company or sale of substantially all of the Company’s assets as a Liquidation Event.
Dividends - Holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to receive dividends at such times and in such amounts as to be received by the holders of the outstanding shares of common stock, determined on an as-if-converted basis (assuming full conversion) when, and if, declared by the Board of Directors. Holders of Series B Preferred Stock are not entitled to receive dividends. Dividends are not cumulative, and no dividends had been declared as of either June 30, 2016 or December 31, 2015.
Voting Rights - Holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to a number of votes equal to the number of shares of common stock issuable upon conversion of such preferred stock. Holders of Series B Preferred Stock are not entitled to vote, except as required by law.
Classification as Mezzanine Financing - The Company’s convertible preferred stock is classified as mezzanine financing, outside of permanent equity, due to the liquidation payment rights described above.

11.	INCOME TAXES

A reconciliation of the income tax expense at the federal statutory rate compared to the Company’s effective tax rate for the six month periods ended June 30, 2016 and 2015, is as follows:

	June 30,
	2016	2015

Statutory rate	35.0%	35.0%
State taxes - net of federal tax impact	2.3%	(3.0)%
Foreign expense	(3.7)%	(14.3)%
Change in valuation allowance	(1.3)%	19.2%
Other	—%	(1.4)%
Tax credits	(1.8)%	(6.1)%
Permanent items	2.1%	6.7%
Meals and entertainment	—%	5.5%
Preferred stock	—%	5.3%

Total	32.6%	46.9%

As of June 30, 2016 and December 31, 2015, the Company has recorded a $1.0 million reduction of its deferred tax assets associated with uncertain tax positions. Due to the Company’s net operating loss carryforward, the Company has reduced the deferred tax assets related to these uncertain positions. All of this amount would affect the effective tax rate if realized. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company did not have any amounts accrued for interest or penalties for the periods ended June 30, 2016 and December 31, 2015.
The activity of the Company's foreign subsidiaries in the Netherlands and Mexico are not subject to United States income taxes so long as they are permanently invested in the Company’s operations outside the United States.  Under ASC 740-30, the Company does not believe that there are any unremitted earnings that would be subject to deferred income taxes under United States tax law if the activity of these subsidiaries were no longer considered

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS THEN ENDED JUNE 30, 2016 and 2015
(unaudited)

to be permanently reinvested.  The Company considers the following matters, among others, in evaluating our plans for indefinite reinvestment of the Netherlands and Mexican subsidiaries:  (i) the forecasts, budgets and financial requirements of both  the United States operations and those of our foreign subsidiaries, both for the long term and for the short term; (ii) the tax consequences of any decision to reinvest earnings of the subsidiaries, including any changes in United States tax law relating to the treatment of these unremitted earnings; and (iii) any U.S. and foreign government programs or regulations relating to the repatriation of these unremitted earnings.

12.	SUBSEQUENT EVENT

On August 31, 2016, Compass Diversified Holdings LLC ("CODI") acquired a controlling interest in the Company for a purchase price of approximately $407.1 million, including cash acquired and net of transaction expenses. The Company paid off the 2014 Credit Agreement as part of the transaction. The transaction qualified as a Liquidation Event as defined in the Company's Certificate of Incorporation, and a portion of the acquisition proceeds was used to convert and redeem the Series A Convertible preferred stock and to redeem the Series B preferred stock that were outstanding as of August 31, 2016. The Company's management invested in the this transaction along with CODI, resulting in Management holding a noncontrolling interest in the company as of August 31, 2016.
The Company has evaluated the subsequent events from the balance sheet date through November 1, 2016, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.